                                                                     EXHIBIT 2.1

                                                        ASSET TRANSFER AGREEMENT



                                 ASSET TRANSFER

                                      AND

                         LIABILITY ASSUMPTION AGREEMENT

                                     AMONG

                                  TEXACO INC.,

                      TEXACO REFINING AND MARKETING INC.,

                              TRMI HOLDINGS INC.,

                             TEXACO PIPELINE INC.,

                    TEXACO TRADING AND TRANSPORTATION INC.,

                         TEXACO CONVENT REFINING INC.,

                     TEXACO ANACORTES COGENERATION COMPANY,

                               SHELL OIL COMPANY,

                             SOPC HOLDINGS WEST LLC

                                      AND

                            EQUILON ENTERPRISES LLC

                                  dated as of

                                January 15, 1998

                                                        ASSET TRANSFER AGREEMENT





                               TABLE OF CONTENTS


                                                                                          PAGE
                                                                                          ----
                                                        ARTICLE 1
                                                  DEFINITIONS AND USAGE


SECTION 1.01.  Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

                                                        ARTICLE 2
                                               CONTRIBUTIONS TO THE COMPANY


SECTION 2.01.  Contribution of Certain Assets . . . . . . . . . . . . . . . . . . . . . . .  5
SECTION 2.02.  Transfer Subject to Permitted Exceptions and Agreement Terms . . . . . . . .  6
SECTION 2.03.  Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
SECTION 2.04.  Assignment of Contracts and Rights; Equitable Ownership  . . . . . . . . . .  6
SECTION 2.05.  Contribution of Pipeline Assets  . . . . . . . . . . . . . . . . . . . . . .  7
SECTION 2.06.  Treatment of Transactions  . . . . . . . . . . . . . . . . . . . . . . . .   12
SECTION 2.07.  Instruments of Transfer  . . . . . . . . . . . . . . . . . . . . . . . . .   12

                                                        ARTICLE 3
                                                ASSUMPTION OF LIABILITIES


SECTION 3.01.  Assumed Liabilities and Obligations; Exclusions  . . . . . . . . . . . . .   13

                                                        ARTICLE 4
                                                  SEPARATELY HELD ASSETS


SECTION 4.01.   Separately Held Assets  . . . . . . . . . . . . . . . . . . . . . . . . .   13

                                                        ARTICLE 5
                                               CERTAIN POST-CLOSING MATTERS

SECTION 5.01.  Post-closing Recordings  . . . . . . . . . . . . . . . . . . . . . . . . .   15
SECTION 5.02.  Access to and Retention of Records . . . . . . . . . . . . . . . . . . . .   16

                                                        ASSET TRANSFER AGREEMENT

SECTION 5.03.  Availability of Personnel  . . . . . . . . . . . . . . . . . . . . . . . .   17
SECTION 5.04.  Mail; Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
SECTION 5.05.  Existing Insurance Coverage  . . . . . . . . . . . . . . . . . . . . . . .   18

                                                        ARTICLE 6
                                              REPRESENTATIONS AND WARRANTIES


SECTION 6.01.  Representations and Warranties of Shell Newco  . . . . . . . . . . . . . .   19
SECTION 6.02.  Representations and Warranties Regarding the Texaco
               Principal Member Group . . . . . . . . . . . . . . . . . . . . . . . . . .   20

                                                        ARTICLE 7
                                                      MISCELLANEOUS


SECTION 7.01.  Further Assurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
SECTION 7.02.  Effectiveness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
SECTION 7.03.  Exclusivity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

SCHEDULES

Schedule A                  Intentionally Omitted
Schedule B                  Intentionally Omitted
Schedule C                  Shell Shared Assets
Schedule D                  Shell Common Contracts
Schedule E                  Texaco Common Contracts
Schedule 2.01A              Shell Asset List
Schedule 2.01B              Texaco Asset List
Schedule 2.03A              Shell Excluded Assets
Schedule 2.03B              Texaco Excluded Assets
Schedule 3.01A              Shell Assumed Liabilities
Schedule 3.01B              Texaco Assumed Liabilities

                                                        ASSET TRANSFER AGREEMENT




         ASSET TRANSFER AND LIABILITY ASSUMPTION AGREEMENT (the "ASSET TRANSFER AGREEMENT"), dated as of January 15, 1998, among Texaco Inc., a Delaware corporation ("TEXACO"), Texaco Refining and Marketing Inc., a Delaware corporation ("TRMI"), TRMI Holdings Inc., a Delaware corporation ("TRMI HOLDINGS"), Texaco Pipeline Inc., a Delaware corporation ("TEXACO PIPELINE"), Texaco Trading and Transportation Inc., a Delaware corporation ("TEXACO TRADING"), Texaco Convent Refining Inc., a Delaware corporation ("TEXACO CONVENT"), Texaco Anacortes Cogeneration Company, a Delaware corporation ("TEXACO ANACORTES"), Shell Oil Company, a Delaware corporation ("SHELL"), SOPC Holdings West LLC, a Delaware limited liability company ("SHELL NEWCO") and Equilon Enterprises LLC, a Delaware limited liability company (the "COMPANY").

                               R E C I T A L S :

         WHEREAS, Texaco and Shell have entered into a Master Agreement, dated as of January 15, 1998, whereby they have agreed, inter alia, to enter into, and to cause the Company, TRMI Holdings, TRMI, Texaco Pipeline, Texaco Trading, Texaco Convent, Texaco Anacortes and Shell Newco to enter into this Asset Transfer Agreement and certain other Equilon Joint Venture Documents for the purpose of organizing and operating the Company.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged by each of the parties hereto, the parties hereby agree as follows:

                                   ARTICLE 1

                             DEFINITIONS AND USAGE

         SECTION 1.1. Defined Terms. Unless the context shall otherwise require, terms used and not defined herein shall have the meanings assigned thereto in Schedule A to the Master Agreement and all rules as to usage set forth therein shall apply hereto. Schedule B to the Master Agreement contains provisions regarding the Procedural Conventions and Dispute Resolution which shall govern this Asset Transfer Agreement. Such Schedules A and B are hereby incorporated herein by reference. In addition, the following capitalized terms shall have the respective meanings set forth below:

         "AMBERJACK" means Amberjack Pipeline Company, a Texas general partnership.

                                                        ASSET TRANSFER AGREEMENT




         "CALIFORNIA PIPECO" means California Pipeco LLC, a Delaware limited liability company.

         "CHASE" means Chase Transportation Company, a joint venture between Texaco Pipeline and Chase Pipe Line Company, a Kansas corporation.

         "COLONIAL" means Colonial Pipeline Company, a Delaware corporation.

         "EXPLORER" means Explorer Pipeline Company, a Delaware corporation.

         "FERC" means the Federal Energy Regulatory Commission.

         "GAVIOTA" means Gaviota Terminal Company, a California general partnership.

         "INLAND" means Inland Corporation, an Ohio corporation.

         "JOLLIET" means Jolliet Pipe Line Company, a Delaware general partnership.

         "LOCAP" means LOCAP Inc., a Delaware corporation.

         "LOOP" means LOOP L.L.C., a Delaware limited liability company.

         "MARS" means Mars Oil Pipeline Company, a Texas general partnership.

         "ODYSSEY" means Odyssey Pipeline L.L.C., a Delaware limited liability company.

         "OPERATING EXPENSES" means all Indebtedness, liabilities and operating expenses incurred by or arising from the Separately Held Assets on or after the Effective Date.

         "PEARSALL" means Pearsall Pipeline Company, a Texas general partnership.

         "PLANTATION" means Plantation Pipe Line Company, a Delaware and a Virginia corporation.

         "POSEIDON" means Poseidon Oil Pipeline Company, L.L.C., a Delaware limited liability company.

         "RAM/POWELL" means the 38% ownership interest in the 12-inch crude oil pipeline from Viosca Knoll 956 to Main Pass 289C.

         "SEASHELL" means Seashell Pipeline Company, a Delaware corporation.

         "SHELL CALIFORNIA" means Shell California Pipeline Company, a California corporation.

                                                        ASSET TRANSFER AGREEMENT




         "SHELL JOINT INTEREST STOCK COMPANIES" means, collectively, (i) Butte Pipe Line Company, a Delaware corporation, (ii) Explorer, (iii) West Shore and
(iv) Wolverine Pipe Line Company, a Delaware corporation.

         "SHELL PIPE" means Shell Pipe Line Corporation, a Maryland corporation.

         "SHELL PIPELINE ASSETS" means, collectively, the Shell Unregulated Pipeline Assets and the Shell Regulated Pipeline Assets.

         "SHELL PIPE LLC" means Shell Pipe LLC, a Delaware limited liability company.

         "SHELL PLANTATION INTEREST" means all of the interest of Shell and its Affiliates in Plantation.

         "SHELL REGULATED PIPELINE ASSETS" means, collectively, (i) the equity interest of Shell and its Affiliates in each of the Shell Joint Interest Stock Companies, Plantation, LOCAP, Shell California and Seashell, (ii) the ownership interest of Shell and its Affiliates in each of MARS, Amberjack and Ship Shoal,
(iii) the prospective ownership interest of Shell in URSA, (iv) the ownership interest of Shell and its Affiliates in each of the undivided interest regulated pipelines that are included in Shell Contributed Assets, and (v) the right, title and interest of Shell and its Affiliates in each of the wholly-owned regulated pipelines that are included in Shell Contributed Assets (including all related equipment, permits and rights of way).

         "SHELL UNREGULATED PIPELINE ASSETS" means, collectively, (i) the equity interest of Shell and its Affiliates in Inland, (ii) the ownership interest of Shell and its Affiliates in each of Odyssey, LOOP and Ram/Powell, and (iii) the right, title and interest of Shell and its Affiliates in each of the wholly-owned unregulated pipelines that are included in Shell Contributed Assets (including all related equipment, permits and rights of way).

         "SHIP SHOAL" means Ship Shoal Pipeline Company, a Texas general partnership.

         "SPL HOLDINGS" means SPL Holdings Inc., a Delaware corporation.

         "TEXACO CALIFORNIA" means Texaco California Pipe Line Inc., a California corporation.

         "TEXACO CALIFORNIA PIPECO" means Texaco California Pipeco LLC, a Delaware limited liability company.

         "TEXACO CO(2)" means Texaco CO(2) Pipeline Inc., a Delaware corporation.

                                                        ASSET TRANSFER AGREEMENT




         "TEXACO COLONIAL INTEREST" means all of the interest of Texaco and its Affiliates in Colonial.

         "TEXACO JOINT INTEREST STOCK COMPANIES" means, collectively, (i) Badger Pipe Line Company, a Delaware corporation, (ii) Butte Pipe Line Company, a Delaware corporation, (iii) Explorer, (iv) Kaw Pipe Line Company, a Delaware corporation, (v) LOCAP, (vi) Olympic Pipe Line Company, a Delaware corporation,
(vii) Osage Pipe Line Company, a Delaware corporation, (viii) Paloma Pipe Line Company, (ix) Texas-New Mexico Pipe Line Company, a Delaware corporation, (x) West Shore and (xi) Wolverine.

         "TEXACO PIPELINE ASSETS" means, collectively, the Texaco Unregulated Pipeline Assets and the Texaco Regulated Pipeline Assets.

         "TEXACO REGULATED PIPELINE ASSETS" means, collectively, (i) the equity interest of Texaco and its Affiliates in each of the Texaco Joint Interest Stock Companies, Colonial and Texaco California, (ii) the ownership interest of Texaco and its Affiliates in each of Chase, Gaviota, Jolliet and Pearsall,
(iii) the ownership interest of Texaco and its Affiliates in each of the undivided interest regulated pipelines that are included in Texaco Contributed Assets, and (iv) the right, title and interest of Texaco and its Affiliates in each of the wholly-owned regulated pipelines that are included in Texaco Contributed Assets (including all related equipment, permits and rights of way).

         "TEXACO TERMINALS" means Texaco Terminals LLC, a Delaware limited liability company.

         "TEXACO UNREGULATED PIPELINE ASSETS" means, collectively, (i) the equity interest of Texaco and its Affiliates in Texaco CO(2), (ii) the ownership interest of Texaco and its Affiliates in each of LOOP, Odyssey, Poseidon and Texaco Terminals, and (iii) the right, title and interest of Texaco and its Affiliates in each of the wholly-owned unregulated pipelines that are included in Texaco Contributed Assets (including all related equipment, permits and rights of way).

         "URSA" means the appropriate ownership share (to be determined) in the proposed 45 miles of 18-inch crude oil pipeline from Mississippi Canyon 810 to West Delta 143.

         "WEST SHORE" means West Shore Pipe Line Company, a Delaware corporation.

         "WOLVERINE" means Wolverine Pipe Line Company, a Delaware corporation.

                                                        ASSET TRANSFER AGREEMENT





                                   ARTICLE 2

                          CONTRIBUTIONS TO THE COMPANY

         SECTION 2.1.  Contribution of Certain Assets.  (a)   On the Closing
Date, effective as of the Effective Time, Texaco, TRMI, TRMI Holdings, Texaco Pipeline, Texaco Trading, Texaco Convent and Texaco Anacortes shall each transfer or cause to be transferred directly to the Company all of its and its Affiliates' right, title and interest in the Texaco Contributed Assets (other than the Texaco Separately Held Assets and the Texaco Pipeline Assets).

         (b) On the Closing Date, effective as of the Effective Time, Shell or Shell Newco shall transfer or cause to be transferred directly to the Company all of its and its Affiliates' right, title and interest in the Shell Contributed Assets (other than the Shell Separately Held Assets and the Shell Pipeline Assets).

         SECTION 2.2. Transfer Subject to Permitted Exceptions and Agreement Terms. The Contributed Assets shall be transferred to the Company subject to Permitted Exceptions and in accordance with, and subject to, all provisions of the Master Agreement and this Asset Transfer Agreement whether or not any of the Transfer Instruments contains a specific exception for or reference to Permitted Exceptions, the Master Agreement or this Asset Transfer Agreement.

         SECTION 2.3. Excluded Assets. No party to this Asset Transfer Agreement nor any of its Affiliates shall transfer any right, title or interest with respect to the Excluded Assets.

         SECTION 2.4.  Assignment of Contracts and Rights; Equitable Ownership.
(a) Without limitation to any representation, warranty or indemnification obligation set forth in the Master Agreement, this Asset Transfer Agreement shall not constitute an agreement to assign or assume any Contributed Contract or any claim, right, benefit, or liability thereunder, if such assignment, without the approval or consent of a Third Party thereto, would be ineffective or would constitute a breach or other contravention thereof or give rise to any right of

                                                        ASSET TRANSFER AGREEMENT




termination thereof and such approval or consent is not obtained. The party required to contribute such Contributed Contract shall use its reasonable efforts (which shall not require any payment of money to any Third Party by such party or any of its Affiliates) to obtain the approval or consent of such Third Party for the assignment to or assumption by the Company of any such Contributed Contract, claim, right, benefit or liability arising thereunder.
If as of the Effective Time such assignment or assumption will be ineffective or will give rise to any right of termination thereof or relates to a Common Contract, the parties will cooperate in arranging a mutually agreeable alternative to enable the Company to obtain the benefits and assume the obligations under such Contributed Contract as of the Effective Time or as soon as practicable thereafter (including through a sub-contracting, sub-licensing, sub-participation or sub-leasing arrangement, or an arrangement under which the Person contributing such Contributed Contract would enforce such Contract for the benefit of the Company, with the Company, to the extent permissible, assuming such Person's executory obligations and any and all rights of such Person against the other party thereto). If the approval of the other party to such Contributed Contract is obtained, such approval will, as between the Person contributing such Contributed Contract and the Company, constitute a confirmation (automatically and without further action of the parties) that such Contributed Contract is assigned to the Company as of the Effective Time, and (automatically and without further action of the parties) that the liabilities with respect to such Contributed Contract are assumed as of the Effective Time.

         (b) The parties hereto agree that if any Contributed Assets (other than any Separately Held Asset) or any claim, right, benefit or liability thereunder are not transferred as provided hereunder to the Company at the Effective Time as a result of any restriction under any Applicable Law or Contract that prohibits such transfer or makes such transfer unduly burdensome, the party required to contribute such Contributed Assets will use its reasonable efforts (which shall not require any payment of money to any Third Party by such party or any of its Affiliates) to obtain such Contractual Consents or Governmental Consents as might be required to consummate the contributions in respect of such assets as soon as practicable after the Effective Time. During the period between the Effective Time and the consummation of such contribution, such party shall operate all such assets pursuant to instructions from the Company and all benefits of, and risks arising out of or related to, the ownership and operation of such assets shall be for the account of the Company. The parties hereto agree that, at or as promptly as practicable after the Effective Time, they will enter (and will cause the Company and each applicable Affiliate and Specified Subsidiary to enter) into such agreements as might be reasonably required to carry out the intent of the immediately preceding sentence, including agreements (i) specifying, to the extent feasible, such assets, (ii) setting up separate accounting systems for such assets, (iii) providing for undertaking by the Company of any indemnity obligations of the contributing party in respect of such assets (other than such obligations set forth in the Equilon Joint Venture Documents), (iv)

                                                        ASSET TRANSFER AGREEMENT




providing that until the legal ownership is transferred to the Company, each party will treat such assets in every respect as being equitably owned by the Company as of the Effective Time and (v) providing such further specific assurances as the Company or another party may reasonably request.

         SECTION 2.5. Contribution of Pipeline Assets. (a) At or prior to the Closing Date:

                 (i) Formation of Pipeco. The Company shall form and establish Pipeco LLC as a single-member limited liability company under the Delaware Act.

                (ii) Formation of California Pipeco. Shell shall cause SPL Holdings to form and establish California Pipeco LLC as a single-member limited liability company under the Delaware Act.

         (b)   On the Closing Date, effective as of the Effective Time:

                 (i) Shell Pipeline Assets -- Assignments. Shell shall assign or cause to be assigned (1) to the Company, the Economic Benefits and Detriments of Shell and its Affiliates in each of the Shell Unregulated Pipeline Assets other than LOOP, and (2) to Pipeco, the Economic Benefits and Detriments of Shell and its Affiliates in each of the Shell Regulated Pipeline Assets.

                (ii) Texaco Pipeline Assets -- Assignments. Texaco shall assign or cause to be assigned, (1) to the Company, the Economic Benefits and Detriments of Texaco and its Affiliates in each of the Texaco Unregulated Pipeline Assets other than LOOP, and (2) to Pipeco, the Economic Benefits and Detriments of Texaco and its Affiliates in each of the Texaco Regulated Pipeline Assets.

               (iii) Assumption by the Company and Pipeco of Economic Benefits and Detriments.

                          (A) The Company shall assume the Economic Benefits and Detriments of the Shell Unregulated Pipeline Assets and the Texaco Unregulated Pipeline Assets assigned to it pursuant to Sections 2.05(b)(i) and (ii). The assignment and assumption of such Economic Benefits and Detriments shall be made pursuant to the procedures described in Section 2.04(b); and

                                                        ASSET TRANSFER AGREEMENT




                          (B) Pipeco shall assume the Economic Benefits and Detriments of the Shell Regulated Pipeline Assets and the Texaco Regulated Pipeline Assets assigned to it pursuant to Sections 2.05(a)(iii) and (iv). The assignment and assumption of such Economic Benefits and Detriments shall be made pursuant to the procedures described in Section 2.04(b).

         (c) As promptly as practicable after the Closing Date, effective as of the Effective Time, Shell shall transfer or cause to be transferred:

                 (i) to the Company, its ownership interest in Odyssey, its equity interest in Inland and its Ram/Powell interest;

                (ii) to the Company, the right, title and interest of Shell and its Affiliates in each of the wholly- owned unregulated pipelines that are included in Shell Contributed Assets (including all related equipment, permits and rights of way), upon receipt of all the consents from applicable Governmental Entities and property owners required to transfer the rights of way (including land rights and easements) for such pipeline to the Company; and

               (iii) to Pipeco, (A) SPL Holdings' equity interest in LOCAP, upon receipt of approval for such transfer from the other shareholders of LOCAP, and (B) the equity interest of Shell and its Affiliates in each of the Shell Joint Interest Stock Companies.

         (d) On the first day of the month in which the appropriate FERC adoption notices and Pipeco's new tariffs become effective and upon receipt of permission from the Louisiana Public Service Commission to transfer the pipeline assets it regulates:

                 (i)   Shell shall:

                          (A) cause Seashell to be liquidated into SPL Holdings and shall thereupon cause SPL Holdings to transfer Seashell's assets to Pipeco;

                          (B)   form and establish Shell Pipe LLC as a
                 single-member limited liability company under the Delaware
                 Act;

                          (C) cause Shell Pipe to be merged into Shell Pipe LLC, transferring Shell Pipe's equity interest in SPL Holdings to Shell; and

                          (D)   cause Shell Pipe LLC to be merged into Pipeco.

                                                        ASSET TRANSFER AGREEMENT




                (ii) Texaco Trading shall cause Texaco Pipeline to be merged into Pipeco.

         (e) Promptly upon receipt of permission from the California Public Utilities Commission to transfer the Shell Pipeline Assets or the Texaco Pipeline Assets regulated by it and upon receipt of all the consents from applicable Governmental Entities and property owners required to transfer the rights of way (including land rights and easements) for all of such pipelines:

                 (i)   Shell shall:

                          (A) cause Shell California to be merged into California Pipeco; and

                          (B) cause SPL Holdings to transfer California Pipeco to Pipeco.

                (ii)   Texaco Trading shall:

                          (A) form and establish Texaco California Pipeco as a single-member limited liability company under the Delaware Act;

                          (B) cause Texaco California to be merged into Texaco California Pipeco; and

                          (C) cause Texaco California Pipeco to be merged into California Pipeco following the transfer of California Pipeco to Pipeco as set forth in Section 2.05(e)(i)(B).

         (f) Promptly upon receipt of all the consents from applicable Governmental Entities and property owners required to transfer the rights of way (including land rights and easements) for all of the wholly-owned unregulated pipelines that are included in Texaco Contributed Assets and in no event prior to December 31, 1998,

                 (i) Texaco Trading shall cause Texaco CO(2) to be merged into the Company;

                (ii) TRMI Holdings shall cause Texaco Trading to be merged into the Company, transferring to TRMI Holdings Texaco Trading's equity interest in Texaco Oilport Holdings II, a Delaware corporation, Colonial, Explorer, West Shore, Wolverine and any other Texaco Joint Interest Stock Company with respect to which rights of first refusal or governance issues remain outstanding; and

                                                        ASSET TRANSFER AGREEMENT




               (iii) the Company shall transfer to Pipeco the ownership interest in Gaviota and the equity interest in any Texaco Joint Interest Stock Company that was transferred to it pursuant to the merger of Texaco Trading into the Company.

         (g)   Thereafter,

                 (i) subject to the adoption of revised governance provisions for LOCAP satisfactory to the Company, TRMI shall transfer to Pipeco its equity interest in LOCAP; and

                (ii) subject to eliminating any rights of first refusal and any governance issues with respect to any Texaco Joint Interest Stock Company remaining with TRMI Holdings, TRMI Holdings shall transfer to Pipeco its equity interest in such Texaco Joint Interest Stock Company.

         (h) On or after the date which is more than 12 months after any other transfer of ownership interest in LOOP (by any member of LOOP) that would in the aggregate constitute a transfer of 50% or more of the total interests in LOOP, Shell and Texaco shall transfer to the Company each of their respective ownership interest in LOOP or the Economic Benefits and Detriments of such ownership interest.

         (i)   Colonial and Plantation.

                 (i) Shell shall transfer or cause to be transferred to Pipeco, the equity interest of Shell and its Affiliates in Plantation, as soon as practicable after the Closing Date, effective as of the Effective Time, subject to the provisions of Section 4.01.

                (ii) TRMI shall transfer or cause to be transferred to Pipeco, the equity interest of Texaco and its Affiliates in Colonial, as soon as practicable after the Effective Time, subject to the provisions of Section 4.01.

         (j)   Interim Provisions relating to LOOP.

                 (i) Shell, Texaco and the Company agree that the Company shall purchase (on a dollar for dollar basis) all of the advance transportation credits acquired by Shell or Texaco as a result of the September 1998 LOOP cash call

                                                        ASSET TRANSFER AGREEMENT




         which remain at the time of the transfer by Shell and Texaco of their respective LOOP ownership interest to the Company.

                (ii) The purchase of the advance transportation credits by the Company shall take place within 30 days after the transfer by Texaco or Shell of its respective LOOP ownership interest to the Company.

         SECTION 2.6. Treatment of Transactions. For all purposes under the Code and the Regulations, for purposes of maintaining the capital accounts under Article 4 of the LLC Agreement and for purposes of calculating financial results of the Company and its Subsidiaries, the Separately Held Assets, the Shell Plantation Interest, the Texaco Colonial Interest and all other assets with respect to which Economic Benefits and Detriments were transferred in accordance with this Agreement shall be deemed to be contributed to the Company as of the Effective Time. After the Effective Time, all items of income, gain, loss or deduction relating to such assets shall be deemed to be items derived or incurred by the Company. No adjustments to capital accounts shall be made with respect to any payments made pursuant to Section 4.01(c) or 4.01(d), as the case may be.

         SECTION 2.7. Instruments of Transfer. (a) At the Closing, Shell and Shell Newco shall deliver such Shell Transfer Instruments (other than those to be delivered at a later time pursuant to Section 2.05 or Section 5.01(a)), in form and substance reasonably satisfactory to TRMI, as shall be necessary or desirable to convey the Shell Contributed Assets to the Company.

         (b) At the Closing, Texaco, TRMI, TRMI Holdings, Texaco Pipeline, Texaco Trading, Texaco Convent and Texaco Anacortes shall deliver such Texaco Transfer Instruments (other than those to be delivered at a later time pursuant to Section 2.05 or Section 5.01(a)), in form and substance reasonably satisfactory to Shell Newco, as shall be necessary or desirable to convey the Texaco Contributed Assets to the Company.

                                                        ASSET TRANSFER AGREEMENT




                                   ARTICLE 3

                           ASSUMPTION OF LIABILITIES

         SECTION 3.1.  Assumed Liabilities and Obligations; Exclusions.   (a)
On the Closing Date, effective as of the Effective Time, the Company shall assume and thereafter pay, perform or discharge the Assumed Liabilities. Such assumption may be effectuated by the Company making full payments in respect of any Assumed Liability at the time of the discharge of such Assumed Liability to any Person which, after the Effective Time, remained liable in respect of such Assumed Liability and thereafter discharged such Assumed Liability in accordance with the terms of the agreement or instrument under which such Assumed Liability arose (but only to the extent that such discharge was in accordance with the terms of the relevant agreement or instrument as in effect at the Effective Time).

         (b) Upon the terms and subject to the conditions hereof and in consideration of the transfer of the Contributed Assets, the Company shall, effective as of the Effective Time, perform and discharge all obligations of Shell Newco, TRMI, TRMI Holdings, Texaco Pipeline, Texaco Convent and Texaco Trading under the Contributed Contracts.

                                   ARTICLE 4

                             SEPARATELY HELD ASSETS

         4.1. Separately Held Assets. (a) (i) Promptly upon the consummation of any sale of the Shell Oahu Distribution Assets (as defined in the Consent Decree), Texaco or its Affiliates shall assign or cause to be assigned to the Company all of its and its Affiliates' interest in the Texaco Oahu Distribution Assets (as defined in the Consent Decree) or (ii) promptly upon the consummation of any sale of the Texaco Oahu Distribution Assets, Shell Newco shall assign or cause to be assigned to the Company all of its and its Affiliates' interest in the Shell Oahu Distribution Assets.

         (b) (i) Promptly upon the consummation of any sale of the Shell Plantation Interest, Texaco or its Affiliates shall assign or cause to be assigned to Pipeco the Texaco Colonial Interest, or (ii) promptly upon the consummation of any sale of the Texaco Colonial Interest, Shell Newco shall assign or cause to be assigned to Pipeco the Shell Plantation Interest, subject, in each case, to the restrictions set forth in Section 2.05 of this Agreement.

         (c) (i) Promptly upon the consummation of any sale of any Separately Held Assets, the Shell Plantation Interest or the Texaco Colonial Interest, the party consummating such sale shall deliver to the Company the Net Proceeds of such sale. With respect to the portion of the consideration which is received in the form of other

                                                        ASSET TRANSFER AGREEMENT




assets, (x) if the business conducted with such assets is within the scope of the Company Business, such assets shall be contributed to the Company or (y) if such assets are not within the scope of the Company Business, the Fair Market Value of such assets shall be contributed to the Company.

         If the parties cannot agree on the Fair Market Value of the securities or assets included in the consideration received within 30 days of the acquisition of such assets or securities, the Company shall select an IB Firm to determine the Fair Market Value of such assets or securities. Such IB Firm shall, within 45 days of its retention, determine the Fair Market Value of such assets or securities, and such determination shall be final, binding and conclusive upon the parties hereto. The fees and expenses of such IB Firm shall be borne by the Company.

         (d) In connection with any sale described in Section 4.01(c), the Company shall assume all of the liabilities, obligations and indemnities of the party that is selling assets and which arise under any agreement that provides for the disposition of any Separately Held Assets. If the Operating Expenses of such asset in the period between the Effective Time and the disposition exceed the gross earnings from such asset during such period, the Company shall, promptly upon the consummation of any disposition described in Section 4.01(c), pay to the party disposing of such asset the amount of such excess.
If the gross earnings from such asset in the period between the Effective Time and the disposition exceed the Operating Expenses from such asset during such period, the party disposing such asset shall, promptly upon the consummation of any disposition described in Section 4.01(c), pay to the Company the amount of such excess.

                                   ARTICLE 5

                          CERTAIN POST-CLOSING MATTERS

         SECTION 5.1. Post-closing Recordings. (a) Shell Newco (or the applicable Affiliate of Shell Newco) will use its best efforts to (i) deliver or cause to be delivered to the Company (x) deeds to be recorded for all real property that is included in the Shell Contributed Assets, (y) all transfer and gains tax returns required by any Governmental Entity in respect of the properties transferred by such deeds, and (z) subject to Section 2.04 hereof, assignments of lease to be recorded with respect to all leased real property that is included in the Shell Contributed Assets and (ii) cause such deeds and such assignments of leases (with respect to recorded leases) to be recorded, in each case, within 180 days after the later of (A) the Closing Date or (B) the date on which the Contributed Asset is transferred. Promptly upon receipt of any

                                                        ASSET TRANSFER AGREEMENT




evidence of recordation in connection with the recording of deeds provided for in this Section 5.01(a), Shell Newco (or the applicable Affiliate of Shell Newco) shall provide the Company with evidence of such recording. Costs of title and survey documentation, recordation, transfer taxes, deed stamps, sales taxes and similar charges relating to Shell Transfer Instruments delivered under this Section 5.01(a) or otherwise arising out of the transfers contemplated pursuant to this Asset Transfer Agreement shall be borne by Shell Newco (or the applicable Affiliate of Shell Newco) .

         (b) TRMI (or the applicable Affiliate of TRMI) will use its best efforts to (i) deliver or cause to be delivered to the Company (x) deeds to be recorded for all real property included in the Texaco Contributed Assets, (y) all transfer and gains tax returns required by any Governmental Entity in respect of the properties transferred by such deeds, and (z) subject to Section
2.04 hereof, assignments of lease to be recorded with respect to all leased real property that is included in the Texaco Contributed Assets and (ii) cause such deeds and such assignments of leases (with respect to recorded leases) to be recorded, in each case, within 180 days after the later of (A) the Closing Date or (B) the date on which the Contributed Asset is transferred. Promptly upon receipt of any evidence of recordation in connection with the recording of deeds provided for in this Section 5.01(b), TRMI (or the applicable Affiliate of TRMI) shall provide the Company with evidence of such recording. Costs of title and survey documentation, recordation, transfer taxes, deed stamps, sales taxes and similar charges relating to Texaco Transfer Instruments delivered under this Section 5.01(b) or otherwise arising out of the transfers contemplated pursuant to this Asset Transfer Agreement shall be borne by TRMI (or the applicable Affiliate of TRMI).

         (c) Except with respect to Contributed Assets covered under Section 2.04, all deeds and assignments of lease shall be dated the Effective Time, and notwithstanding the date of recordation thereof, as between the parties hereto the date of transfer with respect to the Contributed Assets shall be the Effective Time. Notwithstanding the foregoing, in the event that any penalties or interest will be payable to any Governmental Entity with respect to any recording or transfer tax or fee due to any difference in the date of the deeds and the recorded assignments of lease and the date of actual recordation, the party submitting such deed or assignment of lease may date such document as of such later date as may be necessary to prevent the incurrence of such penalties or interest, it being agreed that notwithstanding the date of such deed or assignment of lease, as between the parties, the date of transfer shall be the Effective Time. During the period between the Effective Time and the date of recordation of the deeds and any recorded assignments of lease, the transferor of the relevant Contributed Assets shall take no action adversely affecting the Company's title thereto.

                                                        ASSET TRANSFER AGREEMENT




         SECTION 5.2. Access to and Retention of Records. As of the Effective Time, the Company shall acquire and take possession of the Books and Records, provided that if any part of such Books and Records cannot without unreasonable effort be separated from books, records, files and other data that do not constitute Books and Records or relate to services to be provided to the Company, then Shell Newco, TRMI or their relevant Affiliates, as the case may be, shall retain such part of the Books and Records and make such part available to the Company as provided herein. Each of the parties hereto agrees that it shall, and shall cause its relevant Affiliates to, (i) preserve and keep the Books and Records or the parts thereof in its possession, as the case may be, (A) in accordance with their respective records retention programs, or
(B) for any longer period as may be required by any Governmental Entity or ongoing litigation or as required by any of the Equilon Joint Venture Documents and (ii) during such period, subject to the Equilon Only Confidentiality Agreement or the Confidentiality Agreement, shall as applicable, allow each other party's counsel, accountants, officers, employees and other representatives access to such Books and Records upon such other party's reasonable request and during normal business hours for the purpose of examining and, at the examining party's expense, copying them, to the extent reasonably required by such party in connection with (A) any insurance claims by, legal proceedings against or governmental investigations of, such party,
(B) the preparation of any tax return required to be filed by such party, the defense of any audit, examination, administrative appeal or litigation of any tax return, or (C) any other reasonable business purpose reasonably related to such party's or its Affiliates' Ownership Interest.

         SECTION 5.3. Availability of Personnel. Each of the parties hereto shall afford, and shall cause their respective Affiliates to afford, to each other on a reasonable basis their respective personnel as necessary to permit the Company, as the case may be, to provide background information necessary to
(i) prepare tax returns, (ii) prosecute Claims or (iii) investigate, defend against, or otherwise oppose any pending or threatened Claim against any party or any of such party's Affiliates, as the case may be, in each case, in connection with the Contributed Assets. The party affording its, or its Affiliates', personnel shall be reimbursed by the other party for its reasonable incremental out- of-pocket expenses of such personnel, but shall not charge any other fee to any other party hereto.

         SECTION 5.4. Mail; Payments. (a) Each of Shell Newco, TRMI, TRMI Holdings, Texaco Pipeline, Texaco Trading, Texaco Convent and Texaco Anacortes authorizes and empowers the Company from and after the Effective Time to receive and open all mail and other communications directed to any of Shell Newco, TRMI, TRMI Holdings, Texaco Pipeline, Texaco Trading, Texaco Convent, Texaco Anacortes or their Affiliates and received by the Company, and, except for matters as to which Shell Newco or TRMI is providing

                                                        ASSET TRANSFER AGREEMENT




indemnification under any Equilon Joint Venture Document, to act with respect to such communications in such manner as the Company may elect if such communications relate to the Contributed Assets. If such communications do not relate to the Contributed Assets or relate to matters as to which Shell, Texaco or any of their respective Affiliates is providing indemnification under any Equilon Joint Venture Document, the Company shall forward the same promptly to the party (or parties) providing such indemnification or to whom such communications relate. Each of Shell Newco, TRMI, TRMI Holdings, Texaco Pipeline, Texaco Trading, Texaco Convent and Texaco Anacortes shall, and shall cause their respective Affiliates to, promptly deliver to the Company any cash, checks, other instruments of payment and funds to which the Company is entitled and shall hold such cash, checks, other instruments of payment and funds in trust for the Company until such delivery. The Company shall promptly deliver to Shell Newco, TRMI, TRMI Holdings, Texaco Pipeline, Texaco Trading, Texaco Convent, Texaco Anacortes or their Affiliates, as applicable, any cash, checks or other instruments of payment to which such entity is entitled and shall hold such cash, checks or other instruments of payment in trust for such entity until such delivery.

         (b) The Company authorizes and empowers Shell Newco, TRMI, TRMI Holdings, Texaco Pipeline, Texaco Trading, Texaco Convent and Texaco Anacortes and their Affiliates from and after the Effective Time to receive and open all mail and other communications directed to the Company and received by any such entity, and to act with respect to such communications in such manner as such entity may elect if such communications do not relate to the Contributed Assets or do relate to matters as to which such entity or any of its Affiliates is providing indemnification under any Equilon Joint Venture Document or, if such communications do relate to the Contributed Assets and not to such indemnified matters, to forward the same promptly to the Company.

         5.5. Existing Insurance Coverage. If, after December 1, 1997, any of Shell Newco, TRMI, TRMI Holdings, Texaco Pipeline, Texaco Trading, Texaco Convent, Texaco Anacortes or their Affiliates receives, directly or indirectly, from any insurer cash proceeds attributable to (i) casualty and property (but not liability or business interruption for periods prior to the Effective Time) insurance coverage applicable to any of the Contributed Assets with respect to any occurrence or any series of related occurrences on or after December 1, 1997 or (ii) real property title insurance in respect of any of the Contributed Assets, which proceeds, in either the case of clause (i) or (ii), aggregate in excess of $1,000,000 for such occurrence or series of related occurrences, then such recipient shall pay over such cash proceeds to the Company (net of any deductible, co-payment, retro fees, premiums, costs or other charges payable to the insurance carrier or obligations to reimburse the insurance carrier for which it is liable and net of the cost of collection) except to the extent that
(x) the damage or loss incurred as a result of such occurrence or series of occurrences was repaired, restored or

                                                        ASSET TRANSFER AGREEMENT




reimbursed by or on behalf of such recipient prior to the Effective Time or will be obligated to be reimbursed by such recipient pursuant to the Equilon Joint Venture Documents or (y) Shell and Texaco have otherwise expressly agreed in writing that such proceeds shall not be paid over to the Company. Any such payment paid over to the Company shall reduce any amounts payable by such recipient or its Affiliates with respect to such occurrence under Article 8 of the Master Agreement. Any other insurance proceeds received by any of Shell Newco, TRMI, TRMI Holdings, Texaco Pipeline, Texaco Trading, Texaco Convent, Texaco Anacortes or their Affiliates with respect to any occurrence or series of occurrences prior to the Effective Time shall be retained by such recipient.


                                   ARTICLE 6

                         REPRESENTATIONS AND WARRANTIES

         SECTION 6.1. Representations and Warranties of Shell Newco. Shell Newco represents and warrants to each of the other parties hereto as follows; provided that Shell Newco shall have no liability to any other party hereto or any other Person (including any Person indemnified under Article 8 of the Master Agreement) for the breach of any representation or warranty hereunder to the extent that the facts or circumstances that gave rise to such breach:

                 (i) were actually disclosed in writing in the Due Diligence Process to any of the Due Diligence Representatives of such other party;

                (ii) would reasonably be expected to be discovered by such other party based on facts or circumstances so disclosed in writing during the Due Diligence Process; or

               (iii) were actually known to such other party or such other party's Due Diligence Representatives on or prior to the Closing Date.

         (a) Good, Indefeasible or Marketable Title. With such exceptions as would not, individually and in the aggregate, have a Company Material Adverse Effect, each entity contributing Shell Contributed Assets has good (and in the case of interests in real property, indefeasible or marketable) title to all Shell Contributed Assets so contributed thereby, free of all Liens other than
(x) Permitted Exceptions and (y) provisions in contracts, licenses and agreements which prohibit or otherwise restrict assignment and,

                                                        ASSET TRANSFER AGREEMENT




upon the granting of the deeds and other instruments of transfer provided for herein, the Company shall receive good (and in the case of interests in real property, indefeasible or marketable) title to the Shell Contributed Assets as described above.

         For the avoidance of doubt, in the event that any representation or warranty with respect to title to the Shell Contributed Assets set forth in any of the Shell Transfer Instruments or implied by Applicable Law may be interpreted to create representations or warranties other than those set forth in this Section 6.01(a), the representation and warranty set forth in this
Section 6.01(a) shall govern and such other representations and warranties shall be without force or effect.

         (b) Pro Forma Financial Information. With such exceptions as would not, individually and in the aggregate, have a Company Material Adverse Effect:

                 (i) the Shell Pro Forma Financial Information represents Shell's good faith allocation of the results of operations and cash flows of Shell Oil Products Company's refining, marketing and transportation business, for the periods indicated therein, among (A) the Shell Valuated Units, (B) the businesses being contributed to Eastco, (C) Shell's interest in the business conducted by DPRLP and
         (D) the Shell Excluded Assets;

                (ii) the Shell oil products business segment information referred to in clause (i) was included in Shell's audited financial statements for the periods indicated therein; and

               (iii) the Shell Pro Forma Financial Information was not necessarily prepared in accordance with GAAP, but was prepared with due care after reasonable inquiry and is a fair presentation of the financial performance of the Shell Valuated Units for the periods indicated therein.

         (c) Shell Contributed Assets. With such exceptions as would not, individually and in the aggregate, have a Company Material Adverse Effect, except for the Shell Excluded Assets and the Shell Intellectual Property Rights, the Shell Contributed Assets constitute all of the assets used for or necessary to the operation of the Shell Valuated Units in the ordinary course of business and in substantially the same manner as such Shell Valuated Units were operated as of December 1, 1997.

         SECTION 6.2. Representations and Warranties Regarding the Texaco Principal Member Group. Each of TRMI, TRMI Holdings, Texaco Pipeline, Texaco Trading, Texaco Convent and Texaco Anacortes represents and warrants to Shell

                                                        ASSET TRANSFER AGREEMENT




Newco as follows; provided that TRMI, TRMI Holdings, Texaco Pipeline, Texaco Trading, Texaco Convent and Texaco Anacortes shall have no liability to any other party hereto or any other Person (including any Person indemnified under Article 8 of the Master Agreement) for the breach of any representation or warranty hereunder to the extent that the facts or circumstances that gave rise to such breach:

                 (i) were actually disclosed in writing in the Due Diligence Process to any of the Due Diligence Representatives of such other party;

                (ii) would reasonably be expected to be discovered by such other party based on facts or circumstances so disclosed in writing during the Due Diligence Process; or

               (iii) were actually known to such other party or such other party's Due Diligence Representatives on or prior to the Closing Date.

         (a) Good, Indefeasible or Marketable Title. With such exceptions as would not, individually and in the aggregate, have a Company Material Adverse Effect, each entity contributing Texaco Contributed Assets has good (and in the case of interests in real property, indefeasible or marketable) title to all Texaco Contributed Assets so contributed thereby, free of all Liens other than
(x) Permitted Exceptions and (y) provisions in contracts, licenses and agreements which prohibit or otherwise restrict assignment and, upon the granting of the deeds and other instruments of transfer provided for herein, the Company shall receive good (and in the case of interests in real property, indefeasible or marketable) title to the Texaco Contributed Assets as described above.

         For the avoidance of doubt, in the event that any representation or warranty with respect to title to the Texaco Contributed Assets set forth in any of the Texaco Transfer Instruments or implied by Applicable Law may be interpreted to create representations or warranties other than those set forth in this Section 6.02(a), the representation and warranty set forth in this
Section 6.02(a) shall govern and such other representations and warranties shall be without force or effect.

         (b) Pro Forma Financial Information. With such exceptions as would not, individually and in the aggregate, have a Company Material Adverse Effect:

                 (i) the Texaco Pro Forma Financial Information represents Texaco's good faith allocation of the results of operations and cash flows of TRMI's and Texaco Trading's refining, marketing and transportation business, for the periods indicated therein, between
         (A) the Texaco Valuated Units and (B) the Excluded Assets;

                                                        ASSET TRANSFER AGREEMENT




                (ii) the information referred to in clause (i) was included in Texaco's consolidated audited financial statements for the periods indicated therein; and

               (iii) the Texaco Pro Forma Financial Information was not necessarily prepared in accordance with GAAP, but was prepared with due care after reasonable inquiry and is a fair presentation of the financial performance of the Texaco Valuated Units for the periods indicated therein.

         (c) Texaco Contributed Assets. With such exceptions as would not, individually and in the aggregate, have a Company Material Adverse Effect, except for the Texaco Excluded Assets and the Texaco Intellectual Property Rights, the Texaco Contributed Assets constitute all of the assets used for or necessary to the operation of the Texaco Valuated Units in the ordinary course of business and in substantially the same manner as such Texaco Valuated Units were operated as of December 1, 1997.

                                   ARTICLE 7

                                 MISCELLANEOUS

         SECTION 7.1. Further Assurance. From and after the Effective Time, each of the parties hereto shall, at any time and from time to time, at the request of any other party hereto, make, execute and deliver, or use its best efforts to cause to be made, executed and delivered, such assignments, conveyances, deeds, bills of sale, filings and other instruments, agreements (including any agreements which may be necessary or desirable in connection with the making of any filing or the obtaining of any approval in any jurisdiction), consents and assurances and take or cause to be taken all such action as the parties hereto may reasonably request for the effectual consummation of this Asset Transfer Agreement and the Equilon Joint Venture Transactions. It is understood that this Section 7.01 may be applied to require the assignment or conveyance (i) to the Company of assets owned or leased by any party or its Affiliates that constitute Shell Contributed Assets or Texaco Contributed Assets but by mistake were not assigned or conveyed to the Company at the Effective Time, or (ii) to any party or Affiliate of a party of assets transferred to the Company that were not listed on the Asset List (or was listed on the Asset List but was an Excluded Asset or the non-contributed portion of a Shell Common Contract or Shell Shared Asset or a Texaco Common Contract) and are not Shell Contributed Assets or Texaco Contributed Assets, but were assigned or conveyed by mistake to the Company.

                                                        ASSET TRANSFER AGREEMENT




         SECTION 7.2. Effectiveness. This Asset Transfer Agreement shall be effective as of the Effective Time.

         SECTION 7.3. Exclusivity. For avoidance of doubt, Section 8.01 of the Master Agreement shall constitute the exclusive remedy for any misrepresentation or breach of warranty or covenant contained in or arising under this Asset Transfer Agreement.

                                                        ASSET TRANSFER AGREEMENT




         IN WITNESS WHEREOF, the parties hereto have caused this Asset Transfer Agreement to be duly executed as of the day and year first above written.

                                           TEXACO INC.


                                           By /s/ G. F. Tilton
                                             ----------------------------------
                                              Name: G. F. Tilton
                                              Title:


                                           TEXACO REFINING AND MARKETING INC.


                                           By /s/ L. Wilson Berry, Jr.
                                             ----------------------------------
                                              Name: L. Wilson Berry, Jr.
                                              Title:


                                           TRMI HOLDINGS INC.


                                           By /s/ G. F. Tilton
                                             ----------------------------------
                                              Name: G. F. Tilton
                                              Title:


                                           TEXACO PIPELINE INC.


                                           By /s/ Arthur Nicolette
                                             ----------------------------------
                                              Name: Arthur Nicolette
                                              Title:


                                           TEXACO TRADING AND
                                              TRANSPORTATION INC.


                                           By /s/ Arthur Nicolette
                                             ----------------------------------
                                              Name: Arthur Nicolette
                                              Title:

                                                        ASSET TRANSFER AGREEMENT



                                           TEXACO CONVENT
                                              REFINING COMPANY


                                           By /s/ T. P. Dougherty, Jr
                                             ----------------------------------
                                              Name: T. P. Dougherty, Jr
                                              Title:


                                           TEXACO ANACORTES
                                              COGENERATION COMPANY


                                           By /s/ Louise Nemanich
                                             ----------------------------------
                                              Name: Louise Nemanich
                                              Title:


                                           SHELL OIL COMPANY


                                           By /s/ J. M. Morgan
                                             ----------------------------------
                                              Name: J. M. Morgan
                                              Title:


                                           SOPC HOLDINGS WEST LLC


                                           By /s/ M. R. Williams
                                             ----------------------------------
                                              Name: M. R. Williams
                                              Title:


                                           EQUILON ENTERPRISES LLC


                                           By /s/ J. M. Morgan
                                             ----------------------------------
                                              Name: J. M. Morgan
                                              Title:

                                        CROSS-REFERENCE TARGET LIST

NOTE: DUE TO THE NUMBER OF TARGETS SOME TARGET NAMES MAY NOT APPEAR IN THE TARGET PULL-DOWN LIST. (This list is for the use of the wordprocessor only, is not a part of this document and may be discarded.)

ARTICLE/SECTION      TARGET NAME      ARTICLE/SECTION      TARGET NAME      ARTICLE/SECTION      TARGET NAME      ARTICLE/SECTION
===============      ===========      ===============      ===========      ===============      ===========      ===============
1 . . . . . . . . . . .  definitions
1.01  . . . . . . . .  defined.terms
2 . . . . . . . . . .  contributions
2.01  . . . . .   contribution.asset
2.01(a) . . .   contribution.asset.a
2.01(b) . . .   contribution.asset.b
2.02  . . . . . . . . . .   transfer
2.03  . . . . . . .  excluded.assets
2.04  . . . . . . . . .   assignment
2.04(a) . . . . . . .   assignment.a
2.04(b) . . . . . . .   assignment.b
2.05(e)(i)(B) . . . . . .  cause.spl
3 . . . . . . . . . . .   assumption
3.01  . . . . . . . .   assumed.liab
3.01(a) . . . . . .   assumed.liab.a
3.01(b) . . . . . .   assumed.liab.b
? . . . . . . . . .   assumed.liab.c
4 . . . . . . . . . . .  instruments
4.01  . . . . . .  shell.instruments
? . . . . . . . . . . .   star.instr

5 . . . . . . . . . . . post.closing
5 . . . . . . . . . . . . .  certain
5.01(a) . . . . . . . post.closing.a
5.01(b) . . . . . . . . best.efforts
5.01(c) . . . . . . . post.closing.c
5.02  . . . . . . . . . . . . access
5.03  . . . . . . . . . availability
5.04  . . . . . . . . . . mail.pymts
5.04(a) . . . . . . . . mail.pymts.a
5.04(b) . . . . . . . . mail.pymts.b
5.05  . . . . . . . . . . . existing
6 . . . . . . . . . . . . . . . reps
6.01(a) . . . . . . . . . . . reps.a
6.01(a)(i)  . . . . . . . . . reps.i
6.01(a)(ii) . . . . . . . .  reps.ii
6.01(a)(iii)  . . . . . . . reps.iii
6.01(b) . . . . . . . . . . . reps.b
6.01(b)(i)  . . . . . . . . reps.b.i
6.01(b)(ii) . . . . . . .  reps.b.ii
6.01(b)(iii)  . . . . . . reps.b.iii
6.01(c) . . . . . . . . . . . reps.c
6.02  . . . . . . .  reps.warranties
6.02(a) . . . . . . . . . rep.warr.a
6.02(a)(i)  . . .  reps.warranties.1
6.02(a)(ii) . . .  reps.warranties.2
6.02(a)(iii)  . .  reps.warranties.3
6.02(b) . . . . . . . . . rep.warr.b
6.02(c) . . . . . . . . . rep.warr.c
7 . . . . . . . . . .  miscellaneous
7.01  . . . . . . . .  fur.assurance
7.02  . . . . . . . .  effectiveness
7.03  . . . . . . . . .  exclusivity





                                       1